NOTIFICATION OF THE REMOVAL FROM
LISTING AND REGISTRATION OF THE STATED SECURITIES

The NYSE Amex hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on February 8, 2010, pursuant to the provisions of
Rule 12d2-2 (a). 17CFR240.12d2-2(a)(1)

The removal of China MediaExpress Holdings,
Inc., Units, each consisting of one share of Common Stock, $0.001 par value, and one
Warrant, is being effected because the
Exchange knows or is reliably informed that the entire class of this security was redeemed or paid at maturity or retirement on January 29, 2010.

The security was suspended by
the Exchange on January 29, 2010.